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                                                                      Exhibit 23

                        CONSENT OF INDPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Forms S-8 (File Nos. 333-93617 and 333-46175) of Old Guard Group, Inc. and Subsidiaries of our report dated March 2, 2000, relating to the consolidated financial statements of Old Guard Group, Inc. and Subsidiaries as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 which appears in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 2, 2000, relating to the financial statement schedules which appears in this Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 27, 2000